Exhibit 99.1

MCEWEN MINING REPORTS 2016 FULL YEAR AND

Q4 PRODUCTION RESULTS

TORONTO, Jan. 16, 2017 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce annual consolidated production in 2016 was 145,530 gold equivalent ounces(1) using a gold to silver ratio of 75:1, or 101,482 gold ounces and 3,303,709 silver ounces.

2016 Consolidated Production Summary

	Guidance	2016	Q1	Q2	Q3	Q4
Gold ounces	99,500	101,482	28,975	27,888	24,281	20,337
Silver ounces	3,337,000	3,303,709	673,767	875,006	916,168	838,768
Gold Eq. ounces	144,000	145,530	37,958	39,555	36,496	31,521

Highlights

•                  Achieved gold and silver production in line with guidance from our two producing mines.

•                  Doubled liquid assets during the year to $64 million(2) in cash, cash equivalents and precious metals, and no debt.

•                  3rd semi-annual return of capital of ½ cent per common share will be paid on February 14th, 2017 to shareholders of record as of the close of business on February 3rd, 2017.

El Gallo Mine, Mexico

Production in 2016 was 55,266 gold equivalent ounces, compared to 63,366 gold equivalent ounces in 2015. Our production guidance for the year was slightly exceeded and the mine performed well despite lower ore grades mined and processed relative to 2015.

In Q4, the mine produced 7,676 gold equivalent ounces, compared to 11,092 gold equivalent ounces during same period in 2015. Production in Q4 was lower as a result of mining and processing lower ore grades during the quarter.

San José Mine, Argentina (49%(3))

Our attributable production from San José in 2016 was 46,553 gold ounces and 3,278,373 silver ounces, for a total of 90,264 gold equivalent ounces. Compared to 2015, silver production levels were maintained and gold production was down 2%.

In Q4, attributable production was 12,714 gold ounces and 834,846 silver ounces, for a total of 23,845 gold equivalent ounces.

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Return of Capital

Our third semi-annual return of capital of ½ cent per share will be paid on February 14th, 2017 to shareholders of record as of the close of business on February 3rd, 2017. It will be paid to common shareholders of McEwen Mining Inc. from additional paid-in capital. For shareholders in the US and Canada, return of capital is generally not taxed, however we advise you to obtain advice from a tax professional familiar with your specific situation.

Financial Results

Operating costs for the quarter ended December 31, 2016 will be released with our 10-K Annual Financial Statements in late February 2017. As at December 31, 2016 we have no debt and liquid assets of $64 million composed of $36 million in cash, $21 million in precious metals, and $7 million in marketable securities. We have not issued equity to finance our operations since completing a rights issue in 2013, and we have preserved our leverage to higher gold and silver prices by not encumbering our assets with royalties, metal streams or hedges.

Footnotes:

(1)         ‘Gold Equivalent Ounces’ are calculated based on a 75:1 gold to silver ratio.

(2)         Figures updated as of December 31, 2016.

(3)         The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

ABOUT MCEWEN MINING (www.mcewenmining.com)

McEwen Mining has an ambitious goal of qualifying for inclusion in the S&P 500 Index by creating a high growth gold and silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 300 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily

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based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com Website www.mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com Facebook facebook.com/mcewenrob	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690 Twitter twitter.com/mcewenmining

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